Exhibit 99.1

ASCENT CAPITAL GROUP’S SUBSIDIARY, MONI,

COMPLETES REFINANCING OF CREDIT FACILITY

Englewood, CO – October 3, 2016 – Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) announced today that its wholly-owned subsidiary, MONI, has completed the issuance of a $1.1 billion 6-year senior secured Term Loan B offering (the “New Term Loans”). The New Term Loans bear interest at LIBOR plus 5.50%, subject to a LIBOR floor of 1.00%, and mature on September 30, 2022, subject to a springing maturity 180 days prior to the scheduled maturity date of the Company’s 9.125% Senior Notes due 2020 (the “Senior Notes”).

The Amendment also provides for a new $295 million super priority revolver (“Revolver”).  The Revolver bears interest at LIBOR plus 4.00%, subject to a LIBOR floor of 1.00% and matures on September 30, 2021, subject to a springing maturity 180 days prior to the scheduled maturity date of the Senior Notes.

The Company used the net proceeds to retire approximately $403.8 million of its existing Term B Loan, due March 2018, and approximately $543 million of its existing Term B-1 Loan, due April 2022.  The net proceeds were also used to repay a portion of the Company’s existing revolving credit facility. As of quarter end, $48.4 million was outstanding under the Revolver, which includes refinancing transaction fees and $26.7 million for the Senior Notes semi-annual interest payment due October 1, 2016.

“We are pleased to have completed the refinancing of our credit facility, which in combination with our growth strategies and recently announced rebranding initiatives, position us well for the future,” said Jeff Gardner, President and Chief Executive Officer of MONI. “Not only will the business benefit from the extension of our maturities, but also the financial flexibility it affords us. We continue to appreciate the strong support from our debt investors and our bank lenders.”

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, MONI, and through MONI, LiveWatch Security, LLC. Ascent also retains ownership of certain commercial real estate assets. MONI, headquartered in the Dallas Fort-Worth area, secures more than one million residential customers and commercial client accounts with monitored home and business security system services. MONI is supported by the nation’s largest network of independent Authorized Dealers, providing products and support to customers in the U.S., Canada and Puerto Rico.  LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

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Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com